EXHIBIT 4.1

__________________________________________________________

EVERSOURCE ENERGY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
AS TRUSTEE

_________________________

NINTH SUPPLEMENTAL INDENTURE

Dated as of October 1, 2017

Supplemental to the Indenture dated as of April 1, 2002

Senior Notes, Series K, Due 2022

Senior Notes, Series L, Due 2024

_____________________________________________________________

NINTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2017 (this “Ninth Supplemental Indenture”), between EVERSOURCE ENERGY, a voluntary association duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York), a national banking association, as Trustee under the Original Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore executed and delivered to the Trustee an indenture dated as of April 1, 2002 (the “Original Indenture”), as supplemented and amended, to provide for the issuance from time to time of its notes, debentures or other evidences of indebtedness (the “Securities”), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Original Indenture.

Section 901 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, (a) the purpose of establishing the form and terms of the Securities of any series as permitted by Sections 201 and 301 of the Original Indenture, (b) changing any of the provisions of the Original Indenture as they apply to any series of Securities created by such supplemental indenture and (c) amending the Original Indenture in a manner not materially adverse to Holders.

The Company has previously executed and delivered to the Trustee eight supplemental indentures which are part of the Indenture for the purposes recited therein and for the purpose of issuing Securities under the Indenture, the currently outstanding series of which are set forth in the following table:

Supplemental Indenture	Date	Series	Amount	Currently Outstanding
Fifth	May 1, 2013	Senior Notes, Series E, Due 2018	$300,000,000	$300,000,000
Fifth	May 1, 2013	Senior Notes, Series F, Due 2023	$450,000,000	$450,000,000
Sixth	January 1, 2015	Senior Notes, Series G, Due 2018	$150,000,000	$150,000,000
Sixth	January 1, 2015	Senior Notes, Series H, Due 2025	$300,000,000	$300,000,000
Seventh	March 1, 2016	Senior Notes, Series I, Due 2021	$250,000,000	$250,000,000

Seventh	March 1, 2016	Senior Notes, Series J, Due 2026	$250,000,000	$250,000,000
Eighth	March 1, 2017	Senior Notes, Series K, Due 2022	$300,000,000	$300,000,000
		Total Outstanding Principal Amount:		$2,000,000,000

The Company, by all action necessary on the part of the Company, created a series of Notes under the Original Indenture and the Eighth Supplemental Indenture, dated as of March 1, 2017, designated as the “Senior Notes, Series K, Due 2022” (the “2022 Notes”), which Eighth Supplemental Indenture also authorized the initial issuance of $300,000,000 aggregate principal amount of 2022 Notes.  The Company desires to issue an additional $450,000,000 of 2022 Notes, and all action on the part of the Company necessary to authorize the issuance of the additional 2022 Notes under the Original Indenture and this Ninth Supplemental Indenture has been duly taken.

The Company desires to create a new series of Securities, in an initial aggregate principal amount of $450,000,000, which are to be designated the “Senior Notes, Series L, Due 2024” (the “2024 Notes”), and all action on the part of the Company necessary to authorize the issuance of the 2024 Notes under the Original Indenture and this Ninth Supplemental Indenture has been duly taken.

All acts and things necessary to make the additional 2022 Notes and the 2024 Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Original Indenture and this Ninth Supplemental Indenture, the valid and binding obligations of the Company and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS NINTH SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the additional 2022 Notes and the 2024 Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the additional 2022 Notes and the 2024 Notes, as follows:

ARTICLE ONE

Definitions

The use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture and (i) the form of the 2022 Notes attached as Exhibit A to the Eight Supplemental Indenture and (ii) the form of the 2024 Notes attached hereto as Exhibit A.

ARTICLE TWO

Issuance of Additional Senior Notes, Series K, Due 2022

SECTION 201.

Issue of Additional 2022 Notes.

The aggregate principal amount of the additional 2022 Notes that will be authenticated and delivered under this Ninth Supplemental Indenture shall total $450,000,000. The additional 2022 Notes shall have substantially the same terms as the 2022 Notes (except a different issue date, issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the Outstanding 2022 Notes) as set forth in the form of 2022 Note attached as Exhibit A to the Eighth Supplemental Indenture. Such additional 2022 Notes shall be consolidated and form a part of the same series as the outstanding 2022 Notes.

Upon the issuance of such additional 2022 Notes, the total outstanding aggregate principal amount of 2022 Notes shall be Seven Hundred Fifty Million Dollars ($750,000,000).   The Trustee shall authenticate and deliver the additional 2022 Notes at any time upon application by the Company and compliance with the applicable provisions of the Indenture.  Pursuant to Section 201 of the Eighth Supplemental Indenture, additional 2022 Notes, without limitation as to amount, having the same terms and conditions as the 2022 Notes (except a different issue date, issue price and bearing interest from last Interest Payment Date to which interest has been paid or duly provided for on the Outstanding 2022 Notes) may also be issued by the Company without the consent of the holders of the 2022 Notes pursuant to a separate Supplemental Indenture related thereto, and such additional 2022 Notes shall be part of the same series as the 2022 Notes.

ARTICLE THREE

Terms and Issuance of the Senior Notes, Series L, Due 2024

SECTION 301.

Issue of 2024 Notes.

A series of Securities which shall be designated the “Senior Notes, Series L, Due 2024” (the “2024 Notes”) shall be executed, authenticated and delivered from time to time in accordance with the provisions of, and shall in all respects be subject to, the terms and conditions and covenants of, the Original Indenture and this Ninth Supplemental Indenture (including the form of 2024 Note attached hereto as Exhibit A).  The aggregate principal amount of the 2024  Notes that will initially be authenticated and delivered under this Ninth Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, exceed $450,000,000. Additional 2024 Notes, without limitation as to amount, having substantially the same terms as the 2024 Notes (except a different issue date, issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the Outstanding 2024 Notes, and, if no interest has been paid, from October 5, 2017) may also be issued by the Company pursuant to this Ninth Supplemental Indenture without the consent of the existing Holders of the 2024 Notes, provided that an Event of Default has not occurred and is continuing with respect to the 2024 Notes.  Such additional 2024 Notes shall be consolidated and form a part of the same series as the outstanding 2024 Notes.

SECTION 302.

Form of 2024 Notes; Incorporation of Terms.

The 2024 Notes shall be in substantially the form set forth in Exhibit A attached hereto.  The terms of the 2024 Notes contained in such form are hereby incorporated herein by reference and are made a part of this Ninth Supplemental Indenture.

SECTION 303.

Global Security; Depositary for Global Securities.

The 2024 Notes shall be issued initially in the form of a Global Security.  The Depositary for any Global Securities of the series of which the 2024 Notes are a part shall be The Depository Trust Company, New York, New York.

SECTION 304.

Limitation on Liens.

The provisions of Section 1007 of the Original Indenture shall be applicable to the 2024   Notes.

SECTION 305.

Sale and Leaseback Transactions.

The provisions of Section 1012 of the Original Indenture shall be applicable to the 2024 Notes.

SECTION 306.

Place of Payment.

The Place of Payment in respect of the 2024 Notes shall be at the Corporate Trust Office, which, at the date hereof, is located at 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262, Attention:  Corporate Trust Administration.

ARTICLE FOUR

Redemption of the 2024 Notes

SECTION 401.

Redemption of 2024 Notes

The 2024 Notes may be redeemed at any time or from time to time prior to August 1, 2024 (two months prior to the maturity date of the 2024 Notes), at the option of the Company, at a redemption price determined by the Quotation Agent (defined below) equal to the greater of:

•

100% of the principal amount of the 2024 Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date or

•

the sum, as determined by the Quotation Agent (defined below), of the present values of the principal amount of the 2024 Notes to be redeemed, together with remaining scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the Par Call Date (as defined below) of the 2024 Notes discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (defined below), plus accrued and unpaid interest on the principal amount of the 2024 Notes being redeemed to, but excluding the redemption date.

The 2024 Notes may be redeemed on or after August 1, 2024 (two months prior to the maturity date of the 2024 Notes) at a redemption price as determined by the Quotation Agent equal to 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

SECTION 402.

Definitions Applicable to Redemption Provisions.

As used in this Article Four:

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (defined below) (if no maturity is within three months before or after the Par Call Date of the 2024 Notes, then yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus 12.5 basis points in respect of the 2024 Notes.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2024 Notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of four, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for such redemption date.

“Par Call Date” means August 1, 2024 (the date that is two months prior to the maturity date of the 2024 Notes).

“Quotation Agent” means one Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means (i) each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer selected by MUFG Securities Americas Inc. (or their respective affiliates that are Primary Treasury Dealers, as defined herein) and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary

Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by a Reference Treasury Dealer, of the bid and asking prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

If less than all of the 2024 Notes are to be redeemed, the 2024 Notes will be selected in accordance with the procedures of the depositary and which may provide for the selection for the redemption of portions (equal to $1,000 or any multiple thereof) of the principal amount of the 2024 Notes larger than $2,000.  Notice of redemption will be sent to each holder of 2024 Notes to be redeemed at the holder’s address in the Security Register for the 2024 Notes or in accordance with the applicable procedures of the depositary.  If any 2024 Note is to be redeemed in part only, the notice of redemption that relates to that 2024 Note will state the portion of the principal amount of that 2024 Note to be redeemed.  In that case, the Company will issue a new 2024 Note of any authorized denomination, as requested, in an aggregate principal amount equal to the unredeemed portion of such 2024 Note, in the name of the holder upon cancellation of the original 2024 Note.

The Company will deliver notice of any redemption to holders of the 2024 Notes, not more than sixty (60) nor less than thirty (30) days before the redemption date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2024 Notes called for redemption.

The 2024 Notes are not subject to any sinking fund.

ARTICLE FIVE

Provisions of the Original Indenture Not Applicable to the 2024 Notes:

SECTION 501.

Section 401 of the Original Indenture.

Section 401 of the Original Indenture shall not apply to the 2024 Notes.  Section 401 of the Original Indenture is hereby amended in its entirety with respect to the 2024 Notes to state:

“SECTION 401.

Satisfaction and Discharge of Indenture.

This Indenture shall upon Company Request cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(1) either (A) all Securities theretofore authenticated and delivered (other than (x) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 hereof and (y) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003 hereof) have been delivered to the Trustee for cancellation; or

(B) all such Securities not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be irrevocably deposited (in each case except as provided in Section 402(c) hereof and the last paragraph of Section 1003 hereof) with the Paying Agent or with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge, or has otherwise paid, the entire Indebtedness on such Securities for principal and interest, if any;

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with;

provided, however, that if the Trustee or any Paying Agent is required to return any money deposited with it as described in this Section 401 to the Company or its representative under any applicable Federal or state bankruptcy, insolvency or similar law, this Indenture shall retroactively be deemed not to have been satisfied and discharged and automatically shall be reinstated and shall remain in full force and effect without any further action, but the Company shall execute and deliver such instruments as the Trustee shall reasonably request to evidence and acknowledge the same.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 607 hereof, the obligations of the Trustee to any Authenticating Agent under Section 614 hereof and, if money shall have been deposited with the Paying Agent or the Trustee pursuant to subclause (B) of clause (1) of this Section 401, the obligations of the Company and the Trustee under Sections 401, 402, 1002 and 1003 hereof shall survive.”

SECTION 502.

Section 403 of the Original Indenture.

Section 403 of the Original Indenture shall not apply to the 2024 Notes.  Section 403 of the Original Indenture is hereby amended in its entirety with respect to the 2024 Notes to state:

“SECTION 403.

Satisfaction, Discharge and Defeasance of the Notes.

The Company shall be deemed to have paid and Discharged the entire Indebtedness on all the Outstanding Notes upon the deposit referred to in subparagraph (1) hereof, and the provisions of this Indenture, as they relate to such Outstanding Notes, shall no longer be in effect (and the Trustee, at the expense of the Company, shall at Company Request execute proper instruments acknowledging the same), except as to:

(a)          the rights of Holders of the Notes to receive, from the trust funds described in subparagraph (1) hereof, payment of the principal of (and premium, if any) or interest, if any, on the Outstanding Notes on the Stated Maturity; or to and including the Redemption Date irrevocably designated by the Company pursuant to subparagraph (4) hereof;

(b)          the  Company's  obligations  with  respect  to such Notes under Sections 305, 306, 1002 and 1003 hereof and, if the Company shall have irrevocably designated a Redemption Date pursuant to subparagraph (5) hereof, Sections 1101, 1104 and 1106 hereof as they apply to such Redemption Date;

(c)          the Company's obligations with respect to the Trustee under Section 607 hereof; and

(d)          the rights, powers, trust and immunities of the Trustee hereunder and the duties of the Trustee under Section 402 hereof and, if the Company shall have irrevocably designated a Redemption Date pursuant to subparagraph (5) hereof, Article 11 and the duty of the Trustee to authenticate Notes on registration of transfer or exchange;

provided that, the following conditions shall have been satisfied:

(1) the Company has irrevocably deposited or caused to be irrevocably deposited (in each case except as provided in Section 402(c) hereof and the last paragraph of Section 1003 hereof) with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, an amount of (i) money, or (ii) U.S. Government Obligations or a combination of money and U.S. Government Obligations, in each case sufficient, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which the Trustee shall be instructed to apply to pay and discharge, the principal of and interest, if any, on the Notes on the Stated Maturity or to and including the Redemption Date irrevocably designated by the Company pursuant to subparagraph (4) hereof; provided, however, that (A) all money and U.S. Government Obligations deposited pursuant to this Section 403 shall be denominated in U.S. Dollars; and (B) U.S. Government Obligations shall be valued at the amount of money that they will provide through the payment of principal and interest in respect thereof in accordance with their terms no later than one day prior to the Stated Maturity or such Redemption Date, and shall not contain provisions permitting the redemption or other prepayment at the option of the issuer thereof prior to the Stated Maturity or such Redemption Date;

(2) no Event of Default or event which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the Notes shall have occurred and be continuing on the date of such deposit;

(3) the Company has delivered to the Trustee an unqualified opinion, in form and substance reasonably acceptable to the Trustee, of independent counsel of national standing selected by the Company and satisfactory to the Trustee to the effect that (i) Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge, which opinion shall be based on a change in law or a ruling by the U.S. Internal Revenue Service after the date hereof and (ii) the defeasance trust is not, or is registered as, an investment company under the Investment Company Act of 1940;

(4) if the Company has deposited or caused to be deposited money or U.S. Government Obligations to pay or discharge the principal of (and premium, if any) and interest, if any, on the Outstanding Securities of a series to and including a Redemption Date on which all of the Outstanding Securities of such series are to be redeemed, such Redemption Date shall be irrevocably designated by a Board Resolution delivered to the Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board Resolution shall be accompanied by an irrevocable Company Request that the Trustee give notice of such redemption in the name and at the expense of the Company not less than 30 nor more than 60 days prior to such Redemption Date in accordance with Section 1104 hereof;

(5) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Securities have been complied with.

The condition set forth in clause (i) of subparagraph (3) hereof shall not apply if the Company shall have complied with the remaining conditions of subparagraphs 1-5 hereof as of a date which is no less than 60 days prior to the maturity date.

Anything herein to the contrary notwithstanding, (a) if the Trustee or any Paying Agent is required to return any money or U.S. Government Obligations deposited with it pursuant to this Section 403 to the Company or its representative under any Federal or state bankruptcy, insolvency or similar law, such Security shall thereupon be deemed retroactively not to have been paid and any satisfaction and discharge of the Company’s Indebtedness in respect thereof shall retroactively be deemed not to have been effected, and such Security shall be deemed to remain Outstanding and the provisions of the Indenture relating to such Security shall be reinstated and shall remain in full force and effect and (b) any satisfaction and discharge of the Company’s Indebtedness in respect of any Security shall be subject to the provisions of the last paragraph of Section 1003.”

SECTION 503.

Section 1009 of the Original Indenture.

Subparagraph (1) of Section 1009 of the Original Indenture shall not apply to the 2024 Notes.  Subparagraph (1) of Section 1009 of the Original Indenture is hereby amended in its entirety with respect to the 2024 Notes to state:

“the Company has irrevocably deposited or caused to be irrevocably deposited (in each case except as provided in Section 402(c) hereof and the last paragraph of Section 1003 hereof) with the Trustee (specifying that each deposit is pursuant to this Section 1009) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, an amount of (i) money or (ii) U.S. Government Obligations or a combination of money and U.S. Government Obligations, in each case sufficient, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which the Trustee shall be instructed to apply to pay and discharge, the principal of and each installment of principal and interest, if any, on the Notes on the Stated Maturity of such principal or to and including the Redemption Date irrevocably designated by the Company pursuant to subparagraph (4) of this Section 1009; provided, however, that (A) all money and U.S. Government Obligations deposited pursuant to this Section 1009 shall be denominated in U.S. Dollars; and (B) U.S. Government Obligations shall be valued at the amount of money that they will provide through the payment of principal and interest in respect thereof in accordance with their terms no later than one day prior to the Stated Maturity or such Redemption Date and shall not contain provisions permitting the redemption or other prepayment at the option of the issuer thereof prior to the Stated Maturity;”

ARTICLE SIX

Miscellaneous

SECTION 601.

Execution as Supplemental Indenture.

This Ninth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Ninth Supplemental Indenture forms a part thereof.

SECTION 602.

Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Ninth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 603.

Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 604.

Successors and Assigns.

All covenants and agreements by the Company in this Ninth Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

SECTION 605.

Separability Clause.

In case any provision in this Ninth Supplemental Indenture or in the 2024 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 606.

Benefits of Ninth Supplemental Indenture.

Nothing in this Ninth Supplemental Indenture or in the 2024 Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Ninth Supplemental Indenture.

SECTION 607.

Recitals.

The Trustee shall have no responsibility for the recitals contained in this Ninth Supplemental Indenture, all of which shall be taken as the statements of the Company, or for the validity or sufficiency of this Ninth Supplemental Indenture.

SECTION 608.

Governing Law.

This Ninth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 609.

Execution and Counterparts.

This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 610.

Liability of Trustees and Shareholders.

The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

SECTION 611.

 Certain Tax Matters.

The Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment thereunder or to pay any additional amount as a result of such FATCA Withholding Tax.  The Company hereby covenants with the Trustee that it will provide the Trustee with sufficient information so as to enable the determination of whether any payments pursuant to this Ninth Supplemental Indenture are subject to the withholding requirements described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”).

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed, all as of the day and year first above written.

EVERSOURCE ENERGY By: /s/ PHILIP L. LEMBO Philip J. Lembo Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee By: /s/ KAREN YU Name: Karen Yu Title: Vice President

EXHIBIT A

[Form of Face of Global Security]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY.  THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Eversource Energy or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EVERSOURCE ENERGY

SENIOR NOTES, SERIES L, DUE 2024

CUSIP NO. 30040W AD0

$450,000,000

No. 1

EVERSOURCE ENERGY, a voluntary association duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company,” which term includes any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Four Hundred Fifty Million Dollars ($450,000,000) on October 1, 2024 (the “Final Maturity”), and to pay interest thereon from October 5, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on April 1 and October 1 of each year, commencing, April 1, 2018, at the rate of 2.90% per annum, until the principal hereof is paid or made available for payment and, subject to the terms of the Indenture, at the same rate on any overdue principal and premium and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest.

The amount of interest payable for any period other than a complete interest payment period will be computed on the basis of a 360-day year consisting of twelve thirty day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period.  In any case where any Interest Payment Date, the Stated Maturity or Redemption Date is not a Business Day, then payment of principal and interest, if any, or principal and premium, if any, payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date.  A “Business Day” shall mean any day, except a Saturday, a Sunday or a legal holiday in New York, New York or in Pittsburgh, Pennsylvania on which banking institutions are authorized or required by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be (1) the Business Day next preceding such Interest Payment Date if this Security remains in book-entry only form or (2) the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date if this Security does not remain in book-entry only form. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any interest on this Security will be made at the office or agency of the Trustee maintained for that purpose in Pittsburgh, Pennsylvania, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

This Security has initially been issued in the form of a Global Security, and the Company has initially designated The Depository Trust Company, New York, New York (the “Depositary,” which term shall include any successor depositary), as the Depositary for this Security.  For as long as this Security or any portion hereof is issued in such form, and notwithstanding the previous paragraph, all payments of interest, principal and other amounts in respect of this Security or portion thereof shall be made to the Depositary or its nominee in accordance with its applicable policies and procedures, in the coin or currency specified above and as further provided on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.  Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

 [Form of Reverse of Global Security]

EVERSOURCE ENERGY

SENIOR NOTES, SERIES L, DUE 2024

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 1, 2002, as amended and supplemented from time to time and as supplemented by the Ninth Supplemental Indenture dated as of October 1, 2017 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York), as Trustee (herein called the “Trustee,” which term includes any successor trustee under Indenture), as to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $450,000,000.  The provisions of this Security, together with the provisions of the Indenture, shall govern the rights, obligations, duties and immunities of the Holder, the Company and the Trustee with respect to this Security, provided that, if any provision of this Security conflicts with any provision of the Indenture, the provision of this Security shall be controlling to the fullest extent permitted under the Indenture.

The Securities of this series are subject to redemption upon not less than thirty (30) or more than sixty (60) days’ notice by mail to the Holders of such securities at their addresses in the Security Register, at the option of the Company, in whole or in part, from time to time.  If the Company elects to redeem the Securities, it will do so at a Redemption Price set forth in Section 401 of the Ninth Supplemental Indenture between the Company and the Trustee, dated October 1, 2017, which established the terms of the Securities.

Except as otherwise provided in the Indenture, if notice has been given as provided in the Indenture and funds for the redemption of any Securities (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Securities (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Securities will be to receive payment of the Redemption Price.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities of this series will not be subject to any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class).  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the time, place and rate, and in the coin or currency, herein prescribed.

This Security shall be exchangeable for Securities registered in the names of Persons other than the Depositary with respect to such series or its nominee only as provided in this paragraph.  This Security shall be so exchangeable if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such series or at any time ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, (y) the Company executes and delivers to the Trustee an Officers’ Certificate providing that this Security shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the Securities of the series of which this Security is a part.  Securities so issued in exchange for this Security shall be of the same series, having the same interest rate, if any, and maturity and having the same terms as this Security, in authorized denominations and in the aggregate having the same principal amount as this Security and registered in such names as the Depositary for such Global Security shall direct.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of a Security of the series of which this Security is a part is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of the series of which this Security is a part are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 thereafter.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

For so long as this Security is issued in the form of a Global Security, neither the Company nor the Trustee will have any responsibility with respect to the policies and procedures of the Depositary or for any notices or other communications among the Depositary, its direct and indirect participants or the beneficial owners of this Security.

Neither the failure to give any notice nor any defect in any notice given to the Holder of this Security or any other Security of this series will affect the sufficiency of any notice given to any other Holder of any Securities of this series.

The Indenture provides that the Company, at its option (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal of and premium, if any and interest, if any, on the Securities on the dates such payments are due in accordance with the terms of such Securities, and certain other conditions are satisfied.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatsoever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security not defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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IN WITNESS WHEREOF, Eversource Energy has caused this instrument to be duly executed.

EVERSOURCE ENERGY

By:

__________________________

Philip J. Lembo

Executive Vice President and

Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Dated: October  ___, 2017

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:  __________________________

Authorized Signatory